Exhibit 99.1

FOR IMMEDIATE RELEASE
November 2, 2007
FOR ADDITIONAL INFORMATION

Media	Investors
Tom Cuddy Director, Communications (219) 647-5581 tcuddy@nisource.com	Randy Hulen Director, Investor Relations (219) 647-5688 rghulen@nisource.com
NiSource Reports Third-Quarter Earnings, Provides Business Update
•	Key Business Initiatives Advance

•	Intent to form Master Limited Partnership

•	Earnings Outlook Affirmed

•	Continued Execution on Four-Part Plan
MERRILLVILLE, Ind. — NiSource Inc. (NYSE: NI) today announced net operating earnings (non-GAAP) of $21.5 million, or 8 cents per share, for the three months ended Sept. 30, 2007, compared with $29.6 million, or 11 cents per share, for the third quarter of 2006 (all per-share amounts are basic). Operating earnings (non-GAAP) were $132.4 million for the third quarter, compared to $142.9 million for the same period in 2006. The operating earnings reduction is the result of a one-time $16.2 million reserve associated with a Northern Indiana Public Service Company (NIPSCO) regulatory settlement discussed later in this news release. For a reconciliation of net operating earnings and operating earnings to GAAP, see Schedules 1 and 2 of this news release.
“In addition to delivering solid third quarter performance across our core businesses, including our Whiting Clean Energy (WCE) unit, the NiSource team has recently made significant progress on several threshold business initiatives,” Skaggs said. “These initiatives, which involved each of our major business units, advance NiSource’s ongoing efforts to reposition the company for long-term, sustainable earnings growth. They are, in many respects, watershed events that will help unlock the underlying value of our assets, address legacy issues, and set the stage for future earnings growth.”

Key Business Initiatives Advance
In particular, Skaggs highlighted several important recent accomplishments designed to further advance NiSource’s long-term business strategy:
•	On Oct. 16, NIPSCO announced a settlement with regulatory stakeholders and large industrial customers regarding the cost of electric power the company was required to purchase to meet growing market demands. The settlement, which includes a one-time refund of $33.5 million, and which the Indiana Utility Regulatory Commission (IURC) is expected to rule on by year’s end, resolves the purchase power matter and contains provisions addressing NIPSCO’s need to add to its electric generation portfolio. The settling parties also agreed to NIPSCO’s deferral of depreciation expense and carrying charges associated with its acquisition of combined cycle generating facilities. As noted above, operating earnings for electric operations reflect a $16.2 million charge related to the settlement, which represents the portion of the refund attributed to this year.
•	On Nov. 1, NIPSCO filed a comprehensive Integrated Resource Plan (IRP) with the IURC identifying the company’s plans for addressing its customers’ electric generating capacity needs. The IRP indicates a need for approximately 1,000 megawatts (MW) of additional capacity by 2014 and concludes that the best alternative for meeting this need would be the acquisition of gas-fired combined cycle generating capacity. The conclusion is based in large part on offers NIPSCO received through an open Request for Proposal (RFP) that was concluded in the summer of 2007. The IRP also suggests that NIPSCO add wind-generated electric purchases and energy efficiency programs to the portfolio.

Based upon the direction of the IRP, NIPSCO has finalized purchase and sales agreements to acquire two gas-fired generating facilities with a combined capacity of 1,060 MW, subject to IURC and Federal Energy Regulatory Commission (FERC) approvals. NIPSCO will be filing in late November a request with the IURC to grant a certificate of public convenience and necessity (CPCN) authorizing the purchase of LS Power Group’s Sugar Creek Power Plant, a 535 MW combined-cycle gas cogeneration facility in West Terre Haute, Ind., and NiSource’s WCE facility, a 525 MW combined-cycle gas cogeneration facility in Whiting, Ind. Both facilities were successful bidders in a Request for Proposal process. The acquisitions are targeted to be completed in the second quarter of 2008.
•	On Oct. 26, Columbia Gas of Ohio (COH) and staff from the Public Utilities Commission of Ohio (PUCO) filed a Joint Stipulation that clarifies the company’s operational responsibilities for customer-owned service lines and faulty risers. It also establishes a recovery mechanism to collect certain costs associated with repair or replacement of customer-owned service lines and replacement of risers and, if approved by the Commission, resolves outstanding issues related to this important customer safety program.
•	On Oct. 30, Columbia Gulf Transmission Co. (Columbia Gulf) and Tennessee Gas Pipeline Co. (Tennessee) entered into a binding Purchase-Sale Agreement whereby Tennessee will buy the majority of Columbia Gulf’s offshore Louisiana assets and operations in the Gulf of Mexico. These assets, which do not comprise a significant portion of Columbia Gulf’s asset base, are not considered strategic to Columbia Gulf, which is focusing on growing its onshore transportation business. Both companies currently anticipate making the necessary regulatory filings by year-end with a closing during the first half of 2008. The agreement, which is subject to regulatory approvals, also provides for settlement of all outstanding litigation between the companies at closing.

•	On Oct. 22, NiSource and IBM reached an agreement-in-principle on a restructuring of their business services agreement. This proposed restructuring, which is expected to be finalized by year-end, will put NiSource in a position to more effectively manage its employee and administrative expense, while ensuring delivery of services needed to meet the company’s needs.
“This list of recent accomplishments unequivocally shows that we are moving aggressively, and thoughtfully, to clear the deck of distractions, engage our stakeholders and make investments so that we can better position our teams to execute on NiSource’s growth strategy,” Skaggs added. “As a reminder, our investment-driven strategy is premised on enhancing and expanding NiSource’s core strategic assets, executing on an array of promising growth prospects, and synchronizing our investments with complementary commercial and regulatory initiatives.”
Intent to form MLP
Skaggs also noted NiSource’s intention to proceed with the formation of a Master Limited Partnership (MLP) for certain gas transmission and storage assets. He said NiSource intends to file a registration statement with the Securities and Exchange Commission, following board approval, later this year for the offer and sale of limited partnership interests in a new subsidiary.
“We believe the formation of a master limited partnership is a natural complement to our gas transmission and storage growth strategy, and should provide access to competitively priced capital to support future growth investment,” Skaggs said.
Earnings Outlook Affirmed
Skaggs noted that NiSource remains on track to achieve its 2007 net operating earnings (non-GAAP) outlook of approximately $1.35 per share. On a GAAP basis, basic earnings per share from continuing operations are projected to be approximately $1.21, which reflects the items shown on Schedule 1 of this news release, plus expected charges which will be recorded in the fourth quarter relating to the agreement-in-principle reached with IBM and the early retirement of the debt related to the proposed sale of WCE to NIPSCO.
Net operating earnings per share (non-GAAP) and basic earnings per share from continuing operations for the 2008-2010 period are expected to fall within a range of $1.25 to $1.35. Thereafter, NiSource expects its ongoing capital investment program of more than $1 billion per year to produce meaningful annual growth in earnings per share.
“Our outlook is premised on executing on our investment and regulatory strategy for our regulated utilities, as well as on our inventory of growth projects in the gas transmission and storage segment of our business,” Skaggs said.

Continued Execution on Four-Part Plan
Skaggs cited several examples of continuing progress on key elements of NiSource’s long-term plan for achieving sustainable earnings growth:
•	On Oct. 31, the Massachusetts Department of Public Utilities (DPU) approved a $5.9 million increase in Bay State Gas Company’s base rates, effective November 1. The increase was pursuant to a request made by Bay State under the terms of its existing Performance Based Rate mechanism. In a separate filing, Bay State Gas on Oct. 17 petitioned the DPU to allow the company to collect an additional $7.5 million in annual revenue. Bay State also requested approval of a steel infrastructure tracker that would allow for recovery of ongoing infrastructure replacement program investments.
•	With a number of key uncertainties and legacy issues addressed by means of the initiatives mentioned above, both NIPSCO and COH are fully focused on preparations for significant rate proceedings during 2008. As noted, COH is conducting outreach and planning efforts necessary to file a traditional cost-of-service base rate case in early 2008, while NIPSCO is preparing to file its electric rate case as scheduled by July 1, 2008.
•	Columbia Gas of Pennsylvania (CPA) is, likewise, in the advanced stages of preparation of a base rate case filing to be made in January 2008. CPA also launched a 20-year natural gas infrastructure enhancement project that will replace approximately 600,000 feet of underground natural gas distribution lines and facilities each year, while synchronizing those investments with regulatory recovery. CPA is actively supporting legislative initiatives in Pennsylvania that would provide for a regulatory mechanism to recover the costs associated with natural gas infrastructure improvement programs on a timely basis. Notably, the chairman of the State’s Public Utility Commission, as well as two state House of Representative leaders, are calling on the Pennsylvania General Assembly to pass such legislation.
•	On. Aug. 29, Columbia Gas of Kentucky received approval of a base rate case settlement with regulatory stakeholders that increases total annual revenues by $7.25 million, or 4.5 percent.
•	NiSource Gas Transmission & Storage (NGT&S) expansion projects continued to advance in various stages of development. Construction continues on the Millennium Pipeline, scheduled to begin service in November 2008. In addition, FERC on October 1 issued a favorable environmental assessment for Columbia Gas Transmission Corporation’s $140 million Eastern Market Expansion Project, a proposal to expand natural gas storage and pipeline facilities in Ohio, West Virginia and Virginia. The assessment is subject to public comment. Also, in response to growing demand to connect NGT&S’s diverse supply mix with growing markets in the southeast, the company announced a binding open season for expanded capacity on its Columbia Gulf system for delivery to Florida Gas Transmission. The open season ends today.
•	On Aug. 31, NiSource Finance issued $800 million of 6.4 percent, 10.5-year senior unsecured notes that mature March 15, 2018. The proceeds were used to repay short-term bank borrowings, to fund the redemption of $24 million of NIPSCO’s variable rate pollution control bonds due November 2007, and for capital expenditures and general corporate purposes. The short-term bank borrowings were previously used to fund the redemption of NIPSCO’s preferred stock in 2006, having a total redemption value of $81.6 million, and for the repayment of an aggregate $503.5 million of long-term debt in 2006 and the first nine-months of 2007.
“Our teams are continuing to execute across all elements of our four-part growth strategy,” Skaggs said. “Whether via commercial growth and expansion of our transmission and storage business, investment-driven regulatory and commercial initiatives, or via strong financial, process and expense management, we are committed to delivering on NiSource’s long-term growth prospects.”
Third Quarter 2007 Operating Earnings — Segment Results (non-GAAP)
NiSource’s consolidated operating earnings (non-GAAP) for the quarter ended Sept. 30, 2007, were $132.4 million, compared to $142.9 million for the same period in 2006. Refer to Schedule 2 for the items included in 2007 and 2006 GAAP operating income but excluded from operating earnings.
Operating earnings for NiSource’s business segments for the three months ended Sept. 30, 2007, are discussed below.
Gas Distribution Operations reported an operating earnings loss of $41.9 million versus an operating earnings loss of $30.8 million in the third quarter of 2006. The increased loss resulted primarily from higher operating expenses, partially offset by increased net revenues. Operating expenses, excluding the impact of trackers, were $14.7 million higher than the prior year, mainly due to higher employee and administrative expenses, property taxes, depreciation costs, and a reversal of a restructuring charge that benefited last year’s results by $5.1 million. The employee and administrative costs include payroll, benefits and corporate services. Net revenues, excluding the impact of trackers, were $3.3 million higher than the same period in 2006, primarily as the result of regulatory initiatives and other service programs.
Gas Transmission and Storage Operations reported operating earnings of $75.4 million versus operating earnings of $69.4 million in the third quarter of 2006. The increase resulted primarily from higher net revenues from firm capacity reservation fees. A key driver behind this improvement is that Columbia Gulf mainline pipeline throughput has increased as a result of higher storage injections, gas-fired electric generation demands, and increased marketing activities. Operating expenses, excluding the impact of trackers, were slightly lower than the comparable period last year.
Electric Operations reported operating earnings of $102 million versus operating earnings of $113.1 million from the same quarter last year. Net revenue decreased by $5.3 million due primarily to a $16.2 million reduction associated with the settlement relating to power purchased by NIPSCO (discussed earlier). These decreases were partially offset by higher wholesale and commercial margins and lower unrecoverable Midwest Independent System Transmission Operator (MISO) costs. Operating expenses increased by $5.8 million due primarily to higher employee and administrative costs and restoration costs associated with severe storms experienced during the quarter.
Other Operations reported operating earnings of $5.5 million in the third quarter of 2007, compared with an operating earnings loss of $0.1 million in the prior year period. The improvement resulted from higher net revenues from the Whiting Clean Energy facility.

Other Items
Interest expense increased by $4.6 million during the third quarter due to higher short-term interest rates. Other net income improved to $1.4 million compared to a loss of $0.8 million last year. The improvement resulted primarily from higher interest income in the current period.
Nine Months Period 2007 Operating Earnings — Segment Results (non-GAAP)
NiSource’s consolidated operating earnings (non-GAAP) for the nine months ended September 30, 2007 were $707.8 million, compared to $714.3 million for the same period in 2006. Refer to Schedule 2 for the items included in 2007 and 2006 GAAP operating income but excluded from operating earnings.
Operating earnings for NiSource’s business segments for the nine months ended Sept. 30, 2007, are discussed below.
Gas Distribution Operations reported operating earnings of $225 million compared to $231.4 million reported for the first nine months of 2006. Increases in net revenues were more than offset by increased operating expenses. Net revenues, excluding the impact of trackers, were $26.1 million higher due to customer growth, increased commercial volumes, and regulatory initiatives and other service programs. Operating expenses, excluding the impact of trackers, were $33.1 million higher than last year primarily due to higher employee and administrative costs, outside service expenses, property taxes, and reversal of a restructuring charge that benefited last year’s results by $5.1 million. The employee and administrative costs include payroll, benefits and corporate services. Within corporate services, the cost increases were primarily related to NiSource’s business services arrangement with IBM.
Gas Transmission and Storage Operations reported operating earnings of $257.5 million versus operating earnings of $261.2 million in the first nine months of 2006. The decrease resulted from higher operating expenses, excluding the impact of trackers, of $11.8 million, mainly due to higher employee and administrative expenses, property insurance premiums, and other maintenance costs. The employee and administrative costs include payroll, benefits and corporate services. The higher expenses were partially offset by higher net revenues and earnings from equity investments. Gas Transmission and Storage operations net revenues, excluding the impact of trackers, increased by $1.1 million as higher net revenues from firm capacity reservation fees more than offset lower revenues from shorter term transportation and storage services. While stabilization in the natural gas market has moderated optimization revenues this year, firm capacity and commodity revenues have been strong compared to last year. A key driver behind this improvement is that the Columbia Gulf mainline pipeline throughput has increased as a result of higher storage injections, gas-fired electric generation demands, and increased marketing activities. Equity earnings from unconsolidated affiliates increased by $7.0 million, due to Hardy Storage going into service in April 2007 and higher AFUDC earnings from Millennium Pipeline.
Electric Operations reported operating earnings of $237.1 million for the first nine months of 2007, compared with $251.1 million for the prior year period. Net revenues increased by $8.2 million due to increased wholesale and commercial margins, residential volumes, lower unrecoverable MISO costs and overall customer growth, partially offset by an accrual that was recorded for the settlement relating to power purchased by NIPSCO (discussed earlier), decreased industrial volumes and margins and the timing of revenue credits. The increases in net revenues were more than offset by higher operating expenses, which increased by $22.2 million due primarily to higher employee and administrative costs, electric generation and maintenance expenses, and restoration costs associated with the severe storms experienced during the third quarter of this year, and higher depreciation costs and property taxes. The employee and administrative costs include payroll, benefits and corporate services.
Other Operations reported operating earnings of $1.7 million in the first nine months of 2007, versus an operating earnings loss of $14.9 million in the first nine months of 2006. The $16.6 million improvement was caused primarily by improved results at the Whiting Clean Energy facility. As previously announced, Whiting Clean Energy (WCE) and BP signed a definitive agreement at the end of 2006 redefining the terms under which WCE provides steam to BP for its oil refining process.
Other Items
Interest expense increased by $12.6 million due to higher short-term interest rates and credit facility fees. Other net income was a loss of $1.8 million compared to a loss of $6.9 million last year. The improvement resulted primarily from higher interest income in the current nine-month period. The effective tax rate was 37%. Last year’s effective tax rate of 35.6% was favorably impacted by state deferred income tax adjustments recorded during the first quarter of 2006.
Income from Continuing Operations (GAAP)
On a GAAP basis, NiSource reported income from continuing operations for the three months ended Sept. 30, 2007, of $9.8 million, or 3 cents per share, compared with $26 million, or 10 cents per share, in the same period a year ago. Operating income was $112.9 million for the third quarter of 2007, compared with $136.5 million in the year-ago period. The decrease in earnings was primarily due to the accrual that was recorded for the settlement relating to power purchased by NIPSCO (discussed earlier).
On a GAAP basis, NiSource reported income from continuing operations for the nine months ended September 30, 2007, of $247.1 million, or 90 cents per share, compared with $221.1 million, or 81 cents per share, in the same period a year ago. Operating income was $690.8 million for the first nine months of 2007 versus $636.8 million in the year-ago period. The increase in earnings for the first nine months of 2007 was due to increased revenues, primarily due to favorable weather, along with the other factors discussed within the business segments.
Definition of non-GAAP measures
NiSource focuses on net operating earnings and operating earnings, which are both non-GAAP measures, because management believes these measures better represent the fundamental earnings strength and performance of the company. NiSource uses these measures internally for budgeting, for reporting to the board of directors, and for purposes of determining the payout under NiSource’s annual incentive compensation plan for its employees.
Net operating earnings are a non-GAAP financial measure that NiSource defines as income from continuing operations determined in accordance with Generally Accepted Accounting Principles (GAAP) adjusted for certain items. Operating earnings are operating income determined in accordance with GAAP adjusted for certain items. Adjustments reflected in these measures are primarily weather, restructuring and transition costs related to the outsourcing contract with IBM, gains and losses on the sale of assets, certain reserve adjustments and other items. See Schedule 1 and Schedule 2 of this news release for the reconciliations of net operating earnings and operating earnings, respectively, to GAAP.
About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of NiSource and its management. Although NiSource believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that the forward-looking statements in this presentation are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource’s businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource has no control; the success of NiSource’s restructuring of its outsourcing agreement; actual operating experience of NiSource assets; the regulatory process; regulatory and legislative changes; changes in general economic, capital and commodity market conditions; and counter-party credit risk.
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NiSource Inc.
Consolidated Net Operating Earnings (Non — GAAP)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(in millions, except per share amounts)	2007	2006	2007	2006

Net Revenues
Gas Distribution	$462.3	$392.2	$3,122.4	$3,048.9
Gas Transportation and Storage	204.7	202.7	778.7	743.8
Electric	394.0	381.9	1,049.9	994.6
Other	197.5	183.4	764.4	715.2

Gross Revenues	1,258.5	1,160.2	5,715.4	5,502.5
Cost of Sales (excluding depreciation and amortization)	610.9	524.9	3,327.2	3,187.0

Total Net Revenues	647.6	635.3	2,388.2	2,315.5

Operating Expenses
Operation and maintenance	297.8	288.5	897.2	847.1
Operation and maintenance — trackers	21.4	19.3	148.6	130.9
Depreciation and amortization	142.2	136.5	419.4	411.3
Other taxes	48.3	41.2	155.1	146.7
Other taxes — trackers	8.1	7.8	67.9	66.0

Total Operating Expenses	517.8	493.3	1,688.2	1,602.0

Equity Earnings in Unconsolidated Affiliates	2.6	0.9	7.8	0.8

Operating Earnings	132.4	142.9	707.8	714.3

Other Income (Deductions)
Interest expense, net	(100.8)	(96.2)	(297.5)	(284.9)
Dividend requirements on preferred stock of subsidiaries	—	—	—	(1.1)
Other, net	1.4	(0.8)	(1.8)	(6.9)

Total Other Income (Deductions)	(99.4)	(97.0)	(299.3)	(292.9)

Operating Earnings From Continuing Operations
Before Income Taxes	33.0	45.9	408.5	421.4
Income Taxes	11.5	16.3	151.2	149.9

Net Operating Earnings from Continuing Operations	21.5	29.6	257.3	271.5

GAAP Adjustment	(11.7)	(3.6)	(10.2)	(50.4)

GAAP Income from Continuing Operations	$9.8	$26.0	$247.1	$221.1

Basic Net Operating Earnings Per Share from Continuing Operations	0.08	0.11	0.94	1.00

GAAP Basic Earnings Per Share from Continuing Operations	0.03	0.10	0.90	0.81

Basic Average Common Shares Outstanding (millions)	273.9	272.5	273.8	272.4

NiSource Inc.
Segment Operating Earnings (Non-GAAP)

	Three Months		Nine Months
Gas Distribution Operations	Ended September 30,		Ended September 30,
(in millions)	2007	2006	2007	2006

Net Revenues
Sales Revenues	$536.6	$467.3	$3,521.6	$3,402.3
Less: Cost of gas sold	341.8	276.9	2,430.5	2,353.3

Net Revenues	194.8	190.4	1,091.1	1,049.0

Operating Expenses
Operation and maintenance	142.6	132.3	452.6	424.3
Operation and maintenance — trackers	8.8	8.3	112.6	99.1
Depreciation and amortization	59.2	57.7	175.8	173.3
Other taxes	18.0	15.1	57.2	54.9
Other taxes — trackers	8.1	7.8	67.9	66.0

Total Operating Expenses	236.7	221.2	866.1	817.6

Operating Earnings (Loss)	$(41.9)	$(30.8)	$225.0	$231.4

GAAP Adjustment	(1.6)	(0.8)	6.2	(63.0)

GAAP Operating Income (Loss)	$(43.5)	$(31.6)	$231.2	$168.4

	Three Months		Nine Months
Gas Transmission and Storage Operations	Ended September 30,		Ended September 30,
(in millions)	2007	2006	2007	2006

Net Revenues
Transportation revenues	$155.1	$154.6	$482.9	$491.6
Storage revenues	44.4	44.2	134.8	132.4
Other revenues	0.8	(0.8)	3.1	4.8

Total Revenues	200.3	198.0	620.8	628.8
Less: Cost of gas sold	—	4.3	0.1	13.6

Net Revenues	200.3	193.7	620.7	615.2

Operating Expenses
Operation and maintenance	73.2	75.4	209.4	201.1
Operation and maintenance — trackers	11.8	8.7	31.4	27.0
Depreciation and amortization	29.6	28.3	88.0	85.6
Other taxes	12.9	12.8	42.2	41.1

Total Operating Expenses	127.5	125.2	371.0	354.8

Equity Earnings in Unconsolidated Affiliates	2.6	0.9	7.8	0.8

Operating Earnings	$75.4	$69.4	$257.5	$261.2

GAAP Adjustment	(0.5)	(0.5)	(8.0)	(3.0)

GAAP Operating Income	$74.9	$68.9	$249.5	$258.2

NiSource Inc.
Segment Operating Earnings (Non-GAAP) (continued)

	Three Months		Nine Months
Electric Operations	Ended September 30,		Ended September 30,
(in millions)	2007	2006	2007	2006

Net Revenues
Sales Revenues	$395.3	$383.2	$1,053.6	$998.1
Less: Cost of gas sold	160.9	143.5	419.4	372.1

Net Revenues	234.4	239.7	634.2	626.0

Operating Expenses
Operation and maintenance	67.5	63.9	202.8	186.8
Operation and maintenance — trackers	0.8	2.3	4.6	4.8
Depreciation and amortization	49.2	47.3	143.8	140.3
Other taxes	14.9	13.1	45.9	43.0

Total Operating Expenses	132.4	126.6	397.1	374.9

Operating Earnings	$102.0	$113.1	$237.1	$251.1

GAAP Adjustment	(16.6)	(4.8)	(13.9)	(11.4)

GAAP Operating Income (Loss)	$85.4	$108.3	$223.2	$239.7

	Three Months		Nine Months
Other Operations	Ended September 30,		Ended September 30,
(in millions)	2007	2006	2007	2006

Net Revenues
Products and services revenue	$195.8	$176.2	$747.5	$694.0
Less: Cost of gas sold	175.7	162.8	701.2	664.5

Net Revenues	20.1	13.4	46.3	29.5

Operating Expenses
Operation and maintenance	10.5	12.4	31.9	34.2
Depreciation and amortization	2.7	1.8	7.9	7.4
Other taxes	1.4	(0.7)	4.8	2.8

Total Operating Expenses	14.6	13.5	44.6	44.4

Operating Earnings (Loss)	$5.5	$(0.1)	$1.7	$(14.9)

GAAP Adjustment	(0.8)	(0.1)	(1.0)	1.1

GAAP Operating Income (Loss)	$4.7	$(0.2)	$0.7	$(13.8)

	Three Months		Nine Months
Corporate	Ended September 30,		Ended September 30,
(in millions)	2007	2006	2007	2006

Operating Earnings (Loss)	$(8.6)	$(8.7)	$(13.5)	$(14.5)

GAAP Adjustment	—	(0.2)	(0.3)	(1.2)

GAAP Operating Income (Loss)	$(8.6)	$(8.9)	$(13.8)	$(15.7)

NiSource Inc.
Segment Volumes and Statistical Data

	Three Months		Nine Months
Gas Distribution Operations	Ended September 30,		Ended September 30,
	2007	2006	2007	2006

Sales and Transportation (MMDth)
Residential	16.2	15.6	191.5	162.5
Commercial	19.4	20.0	128.1	114.3
Industrial	89.7	91.1	279.2	272.5
Off System	24.3	11.3	65.4	41.2
Other	0.1	0.1	0.6	0.6

Total	149.7	138.1	664.8	591.1

Weather Adjustment	0.6	(0.4)	(5.3)	37.3

Sales and Transportation Volumes — Excluding Weather	150.3	137.7	659.5	628.4

Heating Degree Days	33	69	3,157	2,752
Normal Heating Degree Days	52	58	3,163	3,165
% Colder (Warmer) than Normal	(37%)	19%	0%	(13%)

Customers
Residential			3,016,242	2,983,908
Commercial			287,230	276,058
Industrial			8,126	7,849
Other			79	73

Total			3,311,677	3,267,888

	Three Months		Nine Months
Gas Transmission and Storage Operations	Ended September 30,		Ended September 30,
	2007	2006	2007	2006

Throughput (MMDth)
Columbia Transmission
Market Area	170.1	170.5	742.1	669.0
Columbia Gulf
Mainline	163.9	108.1	489.8	397.7
Short-haul	68.4	36.4	159.6	83.8
Columbia Pipeline Deep Water	0.6	1.6	2.1	6.7
Crossroads Gas Pipeline	8.2	8.4	27.6	28.4
Granite State Pipeline	6.2	3.0	22.6	19.1
Intrasegment eliminations	(129.9)	(90.7)	(419.9)	(369.4)

Total	287.5	237.3	1,023.9	835.3

NiSource Inc.
Segment Volumes and Statistical Data (continued)

Electric Operations	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006

Sales (Gigawatt Hours)
Residential	1,129.2	1,058.0	2,768.2	2,541.1
Commercial	1,109.3	1,077.5	3,043.0	2,921.0
Industrial	2,409.8	2,359.8	7,083.2	7,180.7
Wholesale	437.1	260.4	782.2	608.4
Other	44.4	38.5	103.4	78.9

Total	5,129.8	4,794.2	13,780.0	13,330.1

Weather Adjustment	(11.9)	65.1	(67.3)	141.6

Sales Volumes — Excluding Weather impacts	5,117.9	4,859.3	13,712.7	13,471.7

Cooling Degree Days	606	524	919	714
Normal Cooling Degree Days	580	576	812	803
% Warmer (Colder) than Normal	4%	(9%)	13%	(11%)

Electric Customers
Residential			398,772	396,072
Commercial			52,378	51,791
Industrial			2,513	2,520
Wholesale			6	7
Other			755	760

Total			454,424	451,150

NiSource Inc.
Schedule 1 — Reconciliation of Net Operating Earnings to GAAP

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(in millions, except per share amounts)	2007	2006	2007	2006

Net Operating Earnings from Continuing Operations	$21.5	$29.6	$257.3	$271.5

Items excluded from operating earnings:
Net Revenues:
Weather — compared to normal	(0.2)	(3.8)	13.7	(62.1)
Purchased Power settlement	(17.3)	—	(17.3)	—

Operating Expenses:
Restructuring and transition cost (outsourcing initiative)	(1.4)	(2.4)	(3.6)	(11.8)
Asset impairment	(0.4)	—	(10.2)	(4.6)
Gain (Loss) on sales of assets	(0.2)	(0.2)	0.4	1.0

Total items excluded from operating earnings	(19.5)	(6.4)	(17.0)	(77.5)

Loss on early redemption of preferred stock	—	—	—	(0.7)

Tax effect of above items and other income tax adjustments	7.8	2.8	6.8	27.8

Reported Income from Continuing Operations — GAAP	$9.8	$26.0	$247.1	$221.1

Basic Average Common Shares Outstanding (millions)	273.9	272.5	273.8	272.4

Basic Net Operating Earnings Per Share from Continuing Operations ($)	0.08	0.11	0.94	1.00

Items excluded from net operating earnings (after-tax)	(0.05)	(0.01)	(0.04)	(0.19)

GAAP Basic Earnings Per Share from Continuing Operations	0.03	0.10	0.90	0.81

NiSource Inc.
Schedule 2 — Quarterly Adjustments by Segment from Operating Earnings to GAAP
For Quarter ended September 30, 2007
2007 (in millions)

		Gas
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	$(41.9)	$75.4	$102.0	$5.5	$(8.6)	$132.4

Net Revenues:
Weather (compared to normal)	(0.9)	—	0.7	—	—	(0.2)
Purchased Power settlement	—	—	(17.3)	—	—	(17.3)

Operating Expenses:
Restructuring and transition costs (outsourcing initiative)	(0.7)	(0.5)	(0.2)	—	—	(1.4)
Asset Impairment	—	—	—	(0.4)	—	(0.4)
Gain (Loss) on Sale of Assets	—	—	0.2	(0.4)	—	(0.2)

Total Impact — Operating Expenses	(0.7)	(0.5)	—	(0.8)	—	(2.0)

Total Impact — Operating Income (Loss)	(1.6)	(0.5)	(16.6)	(0.8)	—	(19.5)

Operating Income (Loss) — GAAP	$(43.5)	$74.9	$85.4	$4.7	$(8.6)	$112.9
2006 (in millions)

		Gas
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	$(30.8)	$69.4	$113.1	$(0.1)	$(8.7)	$142.9

Net Revenues:
Weather (compared to normal)	0.7	—	(4.5)	—	—	(3.8)

Operating Expenses:
Restructuring and transition costs (outsourcing initiative)	(1.4)	(0.5)	(0.3)	—	(0.2)	(2.4)
Loss on Sale of Assets	(0.1)	—	—	(0.1)	—	(0.2)

Total Impact — Operating Expenses	(1.5)	(0.5)	(0.3)	(0.1)	(0.2)	(2.6)

Total Impact — Operating Income (Loss)	(0.8)	(0.5)	(4.8)	(0.1)	(0.2)	(6.4)

Operating Income (Loss) — GAAP	$(31.6)	$68.9	$108.3	$(0.2)	$(8.9)	$136.5

NiSource Inc.
Schedule 2 — Year-to-Date Segment Adjustments from Operating Earnings to GAAP
For 9 months ended September 30, 2007
2007 (in millions)

		Gas
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	$225.0	$257.5	$237.1	$1.7	$(13.5)	$707.8

Net Revenues:
Weather (compared to normal)	9.7	—	4.0	—	—	13.7
Purchased Power settlement	—	—	(17.3)	—	—	(17.3)

Operating Expenses:
Restructuring and transition costs (outsourcing initiative)	(2.0)	(0.9)	(0.5)	(0.1)	(0.1)	(3.6)
Asset Impairment	(1.9)	(7.3)	(0.3)	(0.5)	(0.2)	(10.2)
Gain (Loss) on Sale of Assets	0.4	0.2	0.2	(0.4)	—	0.4

Total Impact — Operating Expenses	(3.5)	(8.0)	(0.6)	(1.0)	(0.3)	(13.4)

Total Impact — Operating Income (Loss)	6.2	(8.0)	(13.9)	(1.0)	(0.3)	(17.0)

Operating Income (Loss) — GAAP	$231.2	$249.5	$223.2	$0.7	$(13.8)	$690.8
2006 (in millions)

		Gas
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	$231.4	$261.2	$251.1	$(14.9)	$(14.5)	$714.3

Net Revenues:
Weather (compared to normal)	(52.5)	—	(9.6)	—	—	(62.1)

Operating Expenses:
Restructuring and transition costs (outsourcing initiative)	(8.2)	(1.4)	(1.4)	(0.1)	(0.7)	(11.8)
Asset Impairment	(2.6)	(1.1)	(0.4)	—	(0.5)	(4.6)
Gain (Loss) on Sale of Assets	0.3	(0.5)	—	1.2	—	1.0

Total Impact — Operating Expenses	(10.5)	(3.0)	(1.8)	1.1	(1.2)	(15.4)

Total Impact — Operating Income (Loss)	(63.0)	(3.0)	(11.4)	1.1	(1.2)	(77.5)

Operating Income (Loss) — GAAP	$168.4	$258.2	$239.7	$(13.8)	$(15.7)	$636.8

NiSource Inc.
Income Statement (GAAP)
(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(in millions, except per share amounts)	2007	2006	2007	2006

Net Revenues
Gas Distribution	$461.4	$392.9	$3,132.1	$2,996.4
Gas Transportation and Storage	204.7	202.7	778.7	743.8
Electric	377.4	377.4	1,036.6	985.0
Other	197.5	183.4	764.4	715.2

Gross Revenues	1,241.0	1,156.4	5,711.8	5,440.4
Cost of Sales (excluding depreciation and amortization)	610.9	524.9	3,327.2	3,187.0

Total Net Revenues	630.1	631.5	2,384.6	2,253.4

Operating Expenses
Operation and maintenance	320.6	310.6	1,049.4	989.8
Depreciation and amortization	142.2	136.5	419.4	411.3
Impairment and (gain) loss on sale of assets	0.6	(0.2)	9.8	3.6
Other taxes	56.4	49.0	223.0	212.7

Total Operating Expenses	519.8	495.9	1,701.6	1,617.4

Equity Earnings in Unconsolidated Affiliates	2.6	0.9	7.8	0.8

Operating Income	112.9	136.5	690.8	636.8

Other Income (Deductions)
Interest expense, net	(100.8)	(96.2)	(297.5)	(284.9)
Dividend requirement on preferred stock of subsidiaries	—	—	—	(1.1)
Other, net	1.4	(0.8)	(1.8)	(6.9)
Loss on early redemption of preferred stock	—	—	—	(0.7)

Total Other Income (Deductions)	(99.4)	(97.0)	(299.3)	(293.6)

Income From Continuing Operations Before Income Taxes and Cumulative Effect of Change in Accounting Principle	13.5	39.5	391.5	343.2
Income Taxes	3.7	13.5	144.4	122.1

Income From Continuing Operations Before Cumulative Effect of Change in Accounting Principle	9.8	26.0	247.1	221.1

Income (Loss) from Discontinued Operations — net of taxes	0.1	(0.3)	0.4	(2.2)
Gain on Disposition of Discontinued Operations — net of taxes	1.1	0.1	6.9	0.4

Income Before Change in Accounting Principle	11.0	25.8	254.4	219.3

Cumulative Effect of Change in Accounting Principle — net of taxes	—	—	—	0.4

Net Income	$11.0	$25.8	$254.4	$219.7

Basic Earnings Per Share ($)
Continuing operations	$0.03	$0.10	$0.90	$0.81
Discontinued operations	0.01	—	0.03	—

Basic Earnings Per Share	$0.04	$0.10	$0.93	$0.81

Diluted Earnings Per Share ($)
Continuing operations	$0.03	$0.10	$0.90	$0.81
Discontinued operations	0.01	—	0.03	—

Diluted Earnings Per Share	$0.04	$0.10	$0.93	$0.81

Dividends Declared Per Common Share ($)	$0.23	$0.23	$0.92	$0.92

Basic Average Common Shares Outstanding (millions)	273.9	272.5	273.8	272.4
Diluted Average Common Shares (millions)	274.7	273.3	274.7	273.2

NiSource Inc.
Consolidated Balance Sheets
(unaudited)

	September 30,	December 31,
(in millions)	2007	2006

ASSETS
Property, Plant and Equipment
Utility Plant	$17,345.8	$17,194.9
Accumulated depreciation and amortization	(7,813.4)	(7,850.0)

Net utility plant	9,532.4	9,344.9

Other property, at cost, less accumulated depreciation	338.7	349.6

Net Property, Plant and Equipment	9,871.1	9,694.5

Investments and Other Assets
Assets of discontinued operations and assets held for sale	50.2	43.0
Unconsolidated affiliates	59.1	59.6
Other investments	119.8	116.1

Total Investments and Other Assets	229.1	218.7

Current Assets
Cash and cash equivalents	17.7	33.1
Restricted cash	96.0	142.5
Accounts receivable (less reserve of $31.4 and $42.1, respectively)	571.5	866.3
Gas inventory	679.6	550.5
Underrecovered gas and fuel costs	99.0	163.2
Materials and supplies, at average cost	91.9	89.0
Electric production fuel, at average cost	56.7	63.9
Price risk management assets	114.4	237.7
Exchange gas receivable	223.7	252.3
Regulatory assets	252.1	272.7
Prepayments and other	66.2	111.7

Total Current Assets	2,268.8	2,782.9

Other Assets
Price risk management assets	10.6	49.9
Regulatory assets	1,014.7	1,127.3
Goodwill	3,677.3	3,677.3
Intangible assets	425.5	435.7
Deferred charges and other	154.3	170.2

Total Other Assets	5,282.4	5,460.4

Total Assets	$17,651.4	$18,156.5

NiSource Inc.
Consolidated Balance Sheets (continued)
(unaudited)

	September 30,	December 31,
(in millions, except share amounts)	2007	2006

CAPITALIZATION AND LIABILITIES
Capitalization
Common Stockholders’ Equity
Common stock — $0.01 par value, 400,000,000 shares authorized; 274,161,140 and 273,654,180 shares issued and outstanding, respectively	$2.7	$2.7
Additional paid-in capital	4,008.9	3,998.3
Retained earnings	1,007.4	1,012.9
Accumulated other comprehensive income	8.5	20.9
Treasury stock	(23.3)	(21.2)

Total Common Stockholders’ Equity	5,004.2	5,013.6
Long-term debt, excluding amounts due within one year	5,923.4	5,146.2

Total Capitalization	10,927.6	10,159.8

Current Liabilities
Current portion of long-term debt	60.9	93.3
Short-term borrowings	673.0	1,193.0
Accounts payable	449.7	713.1
Dividends declared	63.1	—
Customer deposits	108.6	108.4
Taxes accrued	168.1	196.0
Interest accrued	106.8	107.1
Overrecovered gas and fuel costs	46.1	126.7
Price risk management liabilities	91.7	259.4
Exchange gas payable	393.9	396.6
Deferred revenue	42.4	55.9
Regulatory liabilities	79.3	40.7
Accrued liability for postretirement and postemployment benefits	4.8	4.7
Other accruals	417.8	526.3

Total Current Liabilities	2,706.2	3,821.2

Other Liabilities and Deferred Credits
Price risk management liabilities	17.5	38.2
Deferred income taxes	1,549.4	1,553.7
Deferred investment tax credits	55.5	61.5
Deferred credits	119.7	119.3
Deferred revenue	2.6	21.9
Accrued liability for postretirement and postemployment benefits	619.2	799.5
Liabilities of discontinued operations and liabilities held for sale	6.2	11.9
Regulatory liabilities and other removal costs	1,319.7	1,253.8
Asset retirement obligations	136.9	131.6
Other noncurrent liabilities	190.9	184.1

Total Other Liabilities and Deferred Credits	4,017.6	4,175.5

Commitments and Contingencies	—	—

Total Capitalization and Liabilities	$17,651.4	$18,156.5

NiSource Inc.
Other Information
(unaudited)

	September 30,	December 31,
(in millions, except share amounts)	2007	2006

Total Common Stockholders’ Equity	$5,004.2	$5,013.6

Shares Outstanding (thousands)	274,161	273,654

Book Value of Common Shares	$18.25	$18.32

NiSource Inc.
Statements of Consolidated Cash Flow
(unaudited)

Nine Months Ended September 30, (in millions)	2007	2006

Operating Activities
Net income	$254.4	$219.7
Adjustments to reconcile net income to net cash from continuing operations:
Loss on early redemption of preferred stock	—	0.7
Depreciation and amortization	419.4	411.3
Net changes in price risk management assets and liabilities	0.1	50.4
Deferred income taxes and investment tax credits	(22.2)	(129.4)
Deferred revenue	(32.6)	(36.0)
Stock compensation expense	2.7	4.4
Gain on sale of assets	(0.3)	(1.1)
Loss on impairment of assets	10.1	4.7
Cumulative effect of change in accounting principle, net of taxes	—	(0.4)
Income from unconsolidated affiliates	(11.6)	(4.2)
Gain on disposition of discontinued operations — net of taxes	(6.9)	(0.4)
Loss (Income) from discontinued operations — net of taxes	(0.4)	2.2
Amortization of discount/premium on debt	5.5	5.8
AFUDC Equity	(3.0)	—
Changes in assets and liabilities:
Accounts receivable	289.3	785.1
Inventories	(124.8)	(189.7)
Accounts payable	(239.0)	(397.9)
Customer deposits	0.2	3.0
Taxes accrued	(27.9)	(94.3)
Interest accrued	4.9	25.3
(Under) Overrecovered gas and fuel costs	(16.3)	470.4
Exchange gas receivable/payable	(7.6)	(159.7)
Other accruals	(77.3)	(67.9)
Prepayments and other current assets	45.4	38.8
Regulatory assets/liabilities	24.9	(62.0)
Postretirement and postemployment benefits	(87.4)	(1.5)
Deferred credits	0.5	(12.7)
Deferred charges and other noncurrent assets	(0.8)	2.7
Other noncurrent liabilities	(0.7)	(0.2)

Net Operating Activities from Continuing Operations	398.6	867.1
Net Operating Activities from Discontinued Operations	0.3	4.7

Net Cash Flows from Operating Activities	398.9	871.8

Investing Activities
Capital expenditures	(519.8)	(405.7)
Proceeds from disposition of assets	2.3	17.2
Restricted cash	46.5	(174.7)
Other investing activities	24.5	(3.7)

Net Cash Flows used for Investing Activities	(446.5)	(566.9)

Financing Activities
Issuance of long-term debt	802.7	—
Retirement of long-term debt	(67.2)	(43.8)
Change in short-term debt	(520.0)	(37.0)
Retirement of preferred stock	—	(81.1)
Issuance of common stock	7.9	5.6
Acquisition of treasury stock	(2.1)	(6.0)
Dividends paid — common stock	(189.1)	(189.2)

Net Cash Flows from (used for) Financing Activities	32.2	(351.5)

Decrease in cash and cash equivalents	(15.4)	(46.6)
Cash and cash equivalents at beginning of year	33.1	69.4

Cash and cash equivalents at end of period	$17.7	$22.8

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$299.3	$261.2
Interest capitalized	12.1	7.4
Cash paid for income taxes	149.7	245.1